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                               EXHIBIT 1.A.(3)(A)

                    Form of Principal Underwriting Agreement
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                        PRINCIPAL DISTRIBUTION AGREEMENT


     THIS PRINCIPAL DISTRIBUTION AGREEMENT is made this 1st day of April, 1998, by and between AFSG Securities Corporation (hereinafter the "Distributor") and PFL Life Insurance Company (hereinafter the "Insurance Company"), on its own behalf and on behalf of PFL Endeavor Variable Life Account (hereinafter the "Account"), a separate account of the Insurance Company, as follows:

     WHEREAS, the Account was established under authority of a resolution of the
Insurance Company's Board of Directors on   April 4, 1995, in order to set aside
and invest assets attributable to certain flexible premium variable life insurance contracts (hereinafter "Policies") issued by the Insurance Company;

     WHEREAS, the Insurance Company has registered the PFL Endeavor Variable Life Account as a unit investment trust under the Investment Company Act of 1940 (the "Investment Company Act") and has registered the Policies under the Securities Act of 1933;

     WHEREAS, the Distributor is registered as a broker-dealer with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and is a member of the National Association of Securities Dealers, Inc. (the "NASD"); and

     WHEREAS, the Insurance Company and the Account desire to have Policies sold and distributed through the Distributor and the Distributor is willing to sell and distribute such Policies under the terms stated herein.

     NOW THEREFORE, the parties hereto agree as follows:

     1. The Insurance Company grants to the Distributor the right to be, and the Distributor agrees to serve as, distributor and principal underwriter of the Policies during the term of this agreement. The Distributor agrees to use its best efforts to solicit applications for the Policies, and to undertake, at its own expense, to provide all sales services relative to the Policies and otherwise to perform all duties and functions which are necessary and proper for the distribution of the Policies.
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     2.  All premiums for Policies shall be remitted promptly in full together with such application, forms and any other required documentation to the Insurance Company. Checks or money orders in payment of premiums shall be drawn to the order of "PFL Life Insurance Company".

     3. The Distributor agrees to offer the Policies for sale in accordance with the prospectus therefor then in effect. The Distributor is not authorized to give any information or to make any representations concerning the Policies other than those contained in the current prospectus therefor filed with the Securities and Exchange Commissions or in such sales literature as may be authorized by the Insurance Company.

     4. On behalf of the Account, the Insurance Company shall furnish the Distributor with copies of all prospectuses, financial statements and other documents which the Distributor reasonably requests for use in connection with the distribution of the Policies.

     5. The Distributor represents that it is duly registered as a broker/dealer under the Securities Exchange Act of 1934 ("1934 Act") and is a member in good standing of the National Association of Securities Dealers, Inc. ("NASD") and, to the extent necessary to offer the Policies, shall be duly registered or otherwise qualified under the securities laws of any state or other jurisdiction. The Distributor shall be responsible for carrying out its sales and underwriting obligations hereunder in continued compliance with the NASD Rules of Fair Practice and federal and state securities laws and regulations. Without limiting the generality of the foregoing, the Distributor agrees that it shall be fully responsible for:

         (a) ensuring that no person shall offer or sell the Policies on its behalf until such person is duly registered as a representative of the Distributor, duly licensed and appointed by the Insurance Company, and appropriately licensed, registered or otherwise qualified to offer and sell such Policies under the federal securities laws and any applicable securities laws of each state or other jurisdiction in which such Policies may be lawfully sold, in which the Insurance Company is licensed to sell the Policies and in which such persons shall offer or sell the Policies; and

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         (b) training, supervising, and controlling of all such persons for purposes of complying on a continuous basis with the NASD Rules of Fair Practice and with federal and state securities law requirements applicable in connection with the offering and sale of the Policies. In this connection, the Distributor shall:

             (1) conduct such training (including the preparation and utilization of training materials) as in the opinion of the Distributor is necessary to accomplish the purposes of this Agreement;

             (2) establish and implement reasonable written procedures for supervision of sales practices of agents, representatives or brokers selling the Policies; and

             (3) take reasonable steps to ensure that its associated persons shall not make recommendations to an applicant to purchase a Policy and shall not sell a Policy in the absence of reasonable grounds to believe that the purchase of the Policy is suitable for such applicant.

     6. Notwithstanding anything in the Agreement to the contrary, the Distributor or the Insurance Company may enter into sales agreements with independent broker/dealers for the sale of the Policies. All such sales agreements entered into by the Insurance Company or the Distributor shall provide that each independent broker/dealer will assume full responsibility for continued compliance by itself and its associated persons with the NASD Rules of Fair Practice and applicable federal and state securities laws. All associated persons of such independent broker/dealers soliciting applications for the Policies shall be duly and appropriately licensed or appointed for the sale of the Policies under the insurance laws of the applicable states or jurisdictions in which such Policies may be lawfully sold. Each of the independent broker/dealers for themselves and their associated persons must agree to adopt, abide by and enforce the principles set forth in the Principles and Code of Ethical Market Conduct of the Insurance Marketplace Standards Association as adopted by the Insurance Company and Distributor.


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     7.  The Insurance Company shall apply for the proper insurance licenses in the appropriate states or jurisdictions for the designated persons associated with the Distributor or with other independent broker/dealers which have entered into agreements with the Distributor for the sale of the Policies, provided that the Insurance Company reserves the right to refuse to appoint any proposed registered representative as an agent or broker, and to terminate any agent or broker once appointed.

     8. The Insurance Company and the Distributor shall cause to be maintained and preserved for the periods prescribed such accounts, books, and other documents as are required of them by the Investment Company Act of 1940, the 1934 Act, and any other applicable laws and regulations. The books, accounts and records of the Insurance Company, the Account, and the Distributor as to all transactions hereunder shall be maintained so as to disclose clearly and accurately the nature and details of the transactions. The Insurance Company shall maintain such books and records of the Distributor pertaining to the sale of the Policies and required by the 1934 Act as may be mutually agreed upon from time to time by the Insurance Company and the Distributor; provided that such books and records shall be the property of the Distributor, and shall at all times be subject to such reasonable periodic, special or other examination by the SEC and all other regulatory bodies having jurisdiction. The Insurance Company or the Distributor, as may be mutually agreed upon, shall be responsible for sending all required confirmations on customer transactions in compliance with applicable regulations, as modified by an exemptions or other relief obtained by the Insurance Company or Distributor. The Distributor shall cause the Insurance Company to be furnished with such reports as the Insurance Company may reasonably request for the purpose of meetings its reporting and recordkeeping requirements under the insurance laws of the Insurance Company's domicile state and any other applicable states or jurisdictions.

     9. The Distributor shall have the responsibility for paying (i) all commission or other fees to its associated persons which are due for the sale of the Policies and (ii) any compensation to other independent broker/dealers and their associated persons due under the terms of any sales agreements between the Distributor and such broker/dealers. Notwithstanding the preceding sentence, no associated person or broker/dealer shall have


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any interest in any deductions or other fees payable to the Distributor as set forth herein. The Distributor shall have the responsibility for calculating and furnishing periodic reports to the Insurance Company as to the sale of the Policies, and as to the commissions and service fees payable to persons selling the Policies.

     10. The Distributor shall be compensated for its distribution services as set forth in a schedule to be mutually determined by Insurance Company and Distributor. Any commission paid to the Distributor in connection with a Policy must be returned to the Insurance Company if the Policy is tendered for redemption within the "free-look" period as defined in the Account's prospectus.

     11. The services of the Distributor to the Account hereunder are not to be deemed exclusive and the Distributor shall be free to render similar services to others so long as its services hereunder are not impaired or interfered with thereby.

     12. (a) This Agreement may be terminated by either party hereto upon 60 days' written notice to the other party.

          (b) This Agreement may be terminated upon written notice of one party to the other party hereto in the event of bankruptcy or insolvency of such party to which notice is given.

          (c) This Agreement may be terminated at any time upon the mutual written consent of the parties thereto.

          (d) This Agreement shall automatically be terminated in the event of its assignment.

          (e) Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the obligations to settle accounts hereunder, including payments or premiums or contributions subsequently received for Policies in effect at the time of termination or issued pursuant to applications received by the Insurance Company prior to terminations.

     13. This Agreement shall be subject to the provisions of the Investment Company Act and the Securities Exchange Act and the rules, regulations, and rulings thereunder and of the NASD, from time to time in effect, including such exemptions from the Investment Company Act as the Securities and Exchange Commission may grant, and

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the terms hereof shall be interpreted and construed in accordance therewith.
Without limiting the generality of the foregoing, the term "assigned" shall not include any transaction exempted from Section 15(b)(2) of the Investment Company Act.

     The Distributor shall submit to all regulatory and administrative bodies having jurisdiction over the operations of the Account, present or further, any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws or regulations.

     14. If any provision of this Agreement shall be held or made invalid by a court decision, statue, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     15. This Agreement shall be construed and enforced in accordance with the governed by the laws of the State of Iowa.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officials thereunder duly authorized and seals to be affixed, as of the day and year first above written.

                             PFL LIFE INSURANCE COMPANY

                             By:  /s/  William L. Busler
                                --------------------------
                                William L. Busler
                                President

Attest:

/s/  Ronald L. Ziegler
-----------------------------


                             AFSG SECURITIES CORPORATION

                             By:  /s/  Lorri E. Mehaffey
                                -------------------------
                                Lorri E. Mehaffey
                                President


Attest:

/s/  Robert A. Thelen
-----------------------------

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